Exhibit 99.1
OncoGenex Reports Third Quarter 2009 Financial Results
Conference Call on Thursday, November 5, 2009 at 4:30 p.m. Eastern Time
BOTHELL, WA, and VANCOUVER, November 5, 2009 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI) today reported unaudited financial results for the third quarter and nine months ended September 30, 2009 and reviewed the Company’s highlights for the third quarter of 2009.
The following consolidated results reflect the operations of OncoGenex Technologies Inc. (“OncoGenex Technologies”) prior to the August 21, 2008 reverse takeover of Sonus Pharmaceuticals, Inc. (“Sonus”), and the consolidated results of OncoGenex thereafter.
Research and development expenses for the third quarter of 2009 decreased to $1.5 million from $1.6 million in 2008, due mainly to lower costs associated with OGX-427. For the nine months ended September 30, 2009 research and development expenses increased to $6.8 million from $3.6 million in 2008. The increase was primarily due to OGX-011 and OGX-427 manufacturing-related costs incurred in the first nine months of 2009, an increase in employee expenses and higher facility costs resulting from the reverse takeover of Sonus. Reducing the expenses in the first nine months of 2008 was a Scientific Research and Development (SRED) claim, which offset R&D expenses in that period. The SRED program is a Canadian federal tax incentive program that encourages Canadian businesses to conduct research and development in Canada. As OncoGenex Technologies became an affiliate of a public company as a result of the reverse takeover, SRED claims can now only be applied against taxes payable.
General and administrative expenses for the third quarter decreased to $0.9 million from $1.0 million in 2008, due mainly to lower legal and accounting fees incurred in 2009. For the nine months ended September 30, 2009 general and administrative expenses increased to $2.7 million from $2.2 million in 2008. The increase in 2009 was primarily due to increased employee expenses and increased costs associated with operating as a public company.
The net loss for the third quarter increased to $2.4 million from $4.6 million in income in 2008. For the nine months ended September 30, 2009 the net loss increased to $9.4 million from $0.8 million in income in 2008. The net income recognized in both 2008 periods was primarily due to the impact of an extraordinary gain on the reverse takeover of Sonus and a reversal of tax expense associated with the change in capital structure of OncoGenex Technologies, both non-cash items.
The third quarter and nine months ended September 30, 2008 also included $0.4 million and $2.0 million, respectively, in preferred share accretion, a non-cash item, which did not recur in the third quarter or nine months ended September 30, 2009, as subsequent to the reverse takeover there are no preferred shares outstanding.

The Company had $12.5 million in cash, cash equivalents and short-term investments as of September 30, 2009, compared to $12.4 million in cash, cash equivalents and short-term investments as of December 31, 2008.
The Company had 6,034,959 shares outstanding as at November 1, 2009. The Company believes that its cash, cash equivalents and short-term investments will be sufficient to fund its currently planned operations through at least the third quarter of 2010, including:
•	completing partnering discussions related to OGX-011;

•	completing follow-up monitoring visits related to completed phase 2 clinical trials of OGX-011;

•	completing follow-up monitoring visits related to the Phase 1 clinical trial evaluating OGX-427 as a monotherapy in patients with solid tumors and continuing evaluation of OGX-427 in combination with docetaxel in patients with solid tumors;

•	continuing an investigator-sponsored Phase 1 clinical trial evaluating OGX-427 treatment in patients with bladder cancer;

•	continuing critical path initiatives including manufacturing and clinical trial readiness activities in anticipation of OGX-011 Phase 3 clinical trials; and

•	meeting working capital needs, capital expenditures and general corporate purposes.
“We have continued to make solid progress in advancing our product pipeline, most recently with the receipt of Fast Track Designation from the U.S. Food & Drug Administration (FDA) for OGX-011 in combination with first-line docetaxel treatment and the initiation of a Phase 1 clinical trial evaluating OGX-427 in patients with bladder cancer,” said Scott Cormack, President and CEO of OncoGenex. “We were also able to complete a $9.5 million registered direct offering that, in addition to strengthening our balance sheet and extending our runway, has given us leverage in our effort to secure a development and commercialization partnership for our OGX-011 program and enabled us to commence critical path initiatives including manufacturing and clinical trial readiness activities in anticipation of OGX-011 Phase 3 clinical trials.”
“The partnering discussions continue to advance,” Cormack added. “In addition to evaluating economic terms, we have been focusing on the level of commitment by potential partners to a development plan for OGX-011. As we are presently drafting definitive agreements, we believe that we are on track to secure a development and commercialization partnership for OGX-011.”
It has been widely reported that the Galleon Group is in the process of liquidating all of its funds and winding down its operations. The Galleon Group has verbally confirmed to OncoGenex management that it completed the liquidation of its entire position in OncoGenex on October 20, 2009.
Recent Business Highlights:

-	On October 6, 2009, subsequent to the end of the third quarter, the Company received an additional Fast Track Designation from the FDA for progressive metastatic prostate cancer in combination with first-line docetaxel treatment. OncoGenex has now obtained Fast Track Designation and agreement with the FDA on trial design, via the special protocol assessment process (SPA), for two Phase 3 clinical trials in prostate cancer: one evaluating survival as the primary endpoint for patients receiving first-line docetaxel treatment, and a second evaluating pain palliation in patients receiving second-line docetaxel treatment.

-	The Company announced the commencement of an open label, dose-escalation, Phase 1 clinical trial evaluating OGX-427, its second product candidate, when administered directly into the bladder in patients with bladder cancer. This trial is separate from an ongoing Phase 1 trial of OGX-427 administered systemically in patients with various solid tumors. OGX-427 is a second-generation antisense drug that is designed to reduce production of Heat Shock Protein 27 (Hsp27), a cell-survival protein that inhibits apoptotic cell death through multiple pathways.

-	The Company completed a registered direct offering of 475,000 shares of common stock to institutional investors for gross proceeds to the Company of $9.5 million. The $20 offering price represented a 3.5% discount to the closing price on July 17, 2009, the last trading day prior to announcement.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today to provide a business update and discuss the third quarter results. A live webcast will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 888-466-4520 (U.S. & Canada) or 719-457-2729 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate that has completed five phase 2 clinical trials in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in phase 1 clinical development; SN2310 has completed a phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development.
OGX-011, OGX-427 and OGX-225 utilize second-generation antisense technology, licensed from Isis Pharmaceuticals (NASDAQ: ISIS), to target and inhibit production of specific proteins which OncoGenex believes are important in tumor progression and treatment resistance. OncoGenex and Isis partnered in the successful discovery of OGX-011, OGX-427 and OGX-225 and with respect to OGX-011, in its initial development. In 2008, OncoGenex and Isis amended their OGX-011 agreement to provide OncoGenex with sole rights to OGX-011 and sole responsibility for development and related costs and partnering decisions, subject to financial obligations to Isis. OncoGenex is also solely responsible for development and related costs and partnering decisions regarding OGX-427 and OGX-225. Key intellectual property related to OGX-011, OGX-427 and OGX-225 were discovered by the University of British Columbia and the Vancouver Prostate Centre, and were exclusively licensed to OncoGenex.
More information about OncoGenex is available at www.oncogenex.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the intended use and sufficiency of the Company’s cash, cash equivalents and short-term investments, the company’s manufacturing and clinical trial readiness, prospects for securing a development and commercialization partner and planned phase 3 trials. Such forward-looking statements are subject to risks and uncertainties, including, among others: the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2008. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.
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Condensed Statements of Operations
(unaudited)
(in thousands)

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating expenses
Research and development	$1,513	$1,639	$6,795	$3,621
General and administrative	885	1,024	2,670	2,243

Total operating expenses	2,398	2,663	9,465	5,864

Other income (expense)	29	297	120	88

Loss for the period before taxes and extraordinary gain	2,369	2,366	9,345	5,776
Income tax expense (recovery)	16	(2,515)	12	(2,100)

Loss (income) for the period before extraordinary gain	2,385	(149)	9,357	3,676
Extraordinary gain	—	4,428	—	4,428

Net loss (income)	2,385	(4,577)	9,357	(752)
Redeemable convertible preferred share accretion	—	417	—	1,973

Loss (income) attributable to common shareholders	$2,385	$(4,160)	$9,357	$1,221

Condensed Balance Sheets
(unaudited)
(in thousands)

	September 30,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and short term investments	$12,473	$12,419
Amounts and investment tax credit receivable	31	1,243
Prepaid and other current assets	1,487	587
Property, equipment and other assets	593	541

Total assets	$14,584	$14,790

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,851	$2,252
Other current liabilities	457	632
Long term liabilities	1,268	1,199

Stockholders’ equity	11,008	10,707

Total liabilities and stockholders’ equity	$14,584	$14,790

OncoGenex Contact:
Scott Cormack
President & CEO
(604) 736-3678
scormack@oncogenex.com
Media and Investor Contact:
Jason Spark
Porter Novelli Life Sciences
(619) 849-6005
jspark@pnlifesciences.com